SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report


                  Filed pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) January 19, 1996



                             BRANDYWINE REALTY TRUST
                             -----------------------
             (Exact name of registrant as specified in its charter)





          MARYLAND                      1-9106                    23-2413352
(State or Other Jurisdiction          Commission               (I.R.S. Employer
    of Incorporation or               file number               Identification
       Organization)                                                Number)



           Two Greentree Centre, Suite 100, Marlton, New Jersey 08053
                    (Address of principal executive offices)


                                 (609) 797-0200
              (Registrant's telephone number, including area code)




                                Page 1 of 3 pages



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Item 1.           Changes in Control of Registrant.

                  On January 25, 1996, the Registrant received a letter dated January 24, 1996 from Dennis J. O'Leary, a trustee of the Registrant. Attached to Mr. O'Leary's letter was a copy of Amendment No. 13 to his Schedule 13D, dated January 23, 1996. In Amendment No. 13, Mr. O'Leary disclosed that on January 19, 1996, he sold all 421,100 of his common shares of beneficial interest ("Common Shares") in the Registrant to Richard M. Osborne Trust ("Purchaser"). 421,100 Common Shares constitute approximately 23% of the Registrant's outstanding Common Shares. Amendment No. 13 indicates that the purchase price for the Common Shares was $2,126,555, of which $2,105,500 was paid on January 19, 1996 and of which $21,055 is payable within 3 business days of Purchaser's receipt of the dividend payable by the Registrant on its Common Shares on January 30, 1996.

                  On January 31, 1996, Mr. O'Leary resigned as a trustee of the Registrant.

                  On January 29, 1996, the Registrant received a copy of Purchaser's Schedule 13D disclosing its purchase of Common Shares from Mr. O'Leary; its purchase of 86,000 Common Shares from Asset Value Fund, Ltd. in a private transaction; and its purchase of 31,700 Common Shares in two open market purchases. The 538,800 Common Shares disclosed in Purchaser's Schedule 13D constitute approximately 29% of the outstanding Common Shares.

                  Purchaser's Schedule 13D indicates that Richard M. Osborne is the sole trustee of Purchaser and that Mr. Osborne established Purchaser for estate planning purposes. Purchaser's Schedule 13D indicates that Purchaser received funds to purchase the Common Shares through contributions from Mr. Osborne. Further, Purchaser's Schedule 13D indicates that: (i) the source of Mr. Osborne's contribution with respect to Common Shares acquired by Purchaser in open market transactions (i.e., 24,700 Common Shares acquired on January 18, 1996 at an approximate price per share excluding commissions of $3.80 and 7,000 Common Shares acquired on January 19, 1996 at an approximate price per share excluding brokerage commissions of $4.09) is personal funds; (ii) the source of Mr. Osborne's contribution with respect to Common Shares acquired by Purchaser from Mr. O'Leary is a bank loan from First National Bank of Ohio (the "FNB Loan"); and (iii) the source of Mr. Osborne's contribution with respect to Common Shares acquired by Purchaser from another shareholder of Registrant (totalling 86,000 Common Shares acquired on January 25, 1996) is a bank loan from American National Bank (the "ANB Loan").

                  The FNB Loan is a revolving line of credit in the principal amount of $3.0 million and is secured by a first mortgage on certain real property owned by Mr. Osborne and by certain securities (other than Common Shares) owned by Mr. Osborne. Interest on the FNB Loan accrues at the rate of 8.75% per annum and is due and payable monthly until June 23, 1996. The FNB Loan

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matures on June 23, 1996, at which date it will become a term loan, payable in sixty equal installments of principal and interest, which interest will accrue at (i) a rate based upon the 5-year U.S. Treasury rate plus 300 basis points, or
(ii) the First National Bank of Ohio's prime rate plus 1.0%. The ANB Loan is a line of credit in the principal amount of $500,000 and is unsecured. The ANB Loan matures June 24, 1996. Interest on the ANB Loan is payable monthly at the rate of 10.0% per annum, subject to adjustment quarterly at the discretion of the bank. The foregoing information regarding the FNB Loan and the ANB Loan is based on information contained in Purchaser's Schedule 13D.

                  In its Schedule 13D, Purchaser indicates that it intends to seek representation on the Board of Trustees of Registrant and discuss with Registrant's management business strategies of Registrant. In its Schedule 13D, Purchaser also indicates that it may, upon review of relevant information about the business and operations of Registrant, propose changes in the business strategies and structure of Registrant, including, but not limited to, proposing a merger, consolidation or other business combination involving Registrant and other real estate investment trusts, including real estate investment trusts in which affiliates of Purchaser are shareholders. However, Purchaser's Schedule 13D indicates that Purchaser has no present plans or proposals relating to such a transaction.


                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                   BRANDYWINE REALTY TRUST


Date:  January 31, 1996                            By: /s/ Gerard H. Sweeney
                                                       ---------------------
                                                   Title:  President and Chief
                                                            Executive Officer


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